CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.net www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Dividend

Indiana, Pa. - April 18, 2017 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York, declared a $0.20 per share cash dividend at its regular meeting held April 17, 2017. This is an increase of 5.3 percent compared to a common stock dividend of $0.19 per share declared in the same period in the prior year. The annualized yield using the April 17, 2017 closing price of $33.41 is 2.4 percent. The dividend is payable May 18, 2017 to shareholders of record on May 4, 2017.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com or www.stbank.com.